Exhibit 10.1
LEASE EXTENSION AND AMENDMENT AGREEMENT
     THIS LEASE EXTENSION AND AMENDMENT AGREEMENT (the “Extension”) is made effective May 1, 2010 (the “Lease Date”) between Sparton Technology, Inc., a New Mexico corporation, whose address is 425 N. Martingale Road, Schaumburg, Illinois 60173 (“Landlord”), and 9621 Coors, L.L.C., a New Mexico limited liability company whose address is 9621 Coors NW, Albuquerque, NM 87114, (Attn: Bill Melloy, Manager) (“Tenant”) and guaranteed by Albuquerque Motor Company, Inc., a New Mexico corporation whose address is 6000 San Mateo NE, Albuquerque, NM 87109 (Attn: Charles Melloy) (“Guarantor”).
RECITALS
     A. Guarantor and Landlord are parties to a lease dated October 13, 1999 (“Initial Lease”) as amended by that certain Amendment to Lease Agreement dated July 12, 2005 (“First Amendment”).
     B. The Initial Lease pertains to the real property and improvements described in the Initial Lease (“Initial Premises”), a portion of which is described on attached Exhibit “A” (“12 Acre Parcel”). A portion of the 12 Acre Parcel is designated the “Use Area”, and a portion is designated the “Non-Use Area” as depicted on attached Exhibit A-1. The First Amendment designates a portion of the Initial Premises as the “Expanded Use Area” as depicted on attached Exhibit A-1. The Initial Lease also described a .23 acre parcel known as the “Off Site Parcel.”
     C. Landlord is the Declarant named in that certain Declaration and Reservation Pertaining to Access, Maintenance and Other Matters dated October 15, 1999 (“1999 Declaration”) as amended by that certain Amendment to Declaration and Reservation Pertaining to Access, Maintenance and other Matters dated July 12, 2005 (together the “Declaration and Reservation”) and is the Grantor named in that certain Declaration of Covenant and Grant of Access Easement to Tract B-2, Adobe Wells Subdivision dated November 2, 1999 (the “Declaration of Covenant”). Both the 1999 Declaration and the Declaration of Covenant pertain to Tract B-2 of the Replat of Adobe Wells Subdivision filed for record December 8, 1999 consisting of 0.3034 acres (“Tract B-2”). Together the Use Area, the Non-Use Area, the Expanded Use Area, the Off Site Parcel and Tract B-2 are referred to as the “Premises.”
     D. The Initial Lease term was extended until December 31, 2014 (“Renewal Term”) pursuant to Guarantor’s exercise of its option to renew and extend the Initial Lease for an additional term of sixty (60) months beginning January 1, 2010 (“Five Year Extension”).
     E. Effective May 1, 2010, Guarantor shall assign its interest in the Initial Lease and First Amendment as extended to Tenant in a form mutually acceptable to Landlord and Tenant (“Assignment”), and Landlord shall consent to the Assignment effective May 1, 2010.
     F. Tenant and Landlord wish to further extend the Initial Lease and First Amendment, as extended, and provide for purchase of the Use Area and Expanded Use Area by Tenant together with other matters as described in this Extension. The Initial Lease and First

Amendment as extended and as assigned by the Assignment and as amended by this Extension are referred to collectively as the “Lease.”
     G. Guarantor wishes to guarantee Tenant’s compliance with the Lease as set forth in the attached guaranty.
EXTENSION
     For and in consideration of the mutual covenants of this Extension and the payments made pursuant to the Extension, the parties agree as follows:
Article 1. TERM
Section 1.1. Term and Commencement Date
     The term of this Lease as extended by this Extension (the “Term”) will begin on May 1, 2010 or the full execution of this Extension, whichever is later (“Commencement Date”) and will end on the last day of the six hundredth (600th) full calendar month thereafter, being a Term of fifty (50) years, unless sooner terminated as provided in the Initial Lease, the First Amendment or this Extension. The Five Year Extension shall remain in effect until the Commencement Date. Guarantor shall comply with all rent and other obligations as tenant under the Initial Lease, as amended by the First Amendment and Five Year Extension through the day prior to the Commencement Date as a condition of Landlord’s obligations under this Extension.
Section 1.2. Condition of the Premises.
     Tenant acknowledges that its affiliate, Guarantor, has occupied the Initial Premises since October 13, 1999 and has had certain rights pertaining to the Expanded Use Area since July 12, 2005. Tenant is accepting the Premises in “AS IS” “WHERE IS” “WITH ALL FAULTS” condition. Tenant hereby acknowledges that it has not relied upon any implied or express warranties of Landlord or Landlord’s agents in connection with the condition of the Premises. The provisions of paragraph 5(j) of the Initial Lease concerning the condition of the Initial Premises and waiver and release of claims remain in full force and effect and are a part of this Lease.
Section 1.3. Condition of Title.
     A. Tenant acknowledges receipt of a Stewart Title Commitment for Title Insurance No. 10020520 dated April 23, 2010 pertaining to the 12 Acre Parcel (“Title Commitment”) together with all exception documents concerning the 12 Acre Parcel. Landlord has recorded a deed placing fee simple title to the 12 Acre Parcel in Landlord and has provided Tenant with an updated Title Commitment showing Landlord as fee simple title holder.
     B. Upon full execution of this Extension and payment of the initial rent of Two Million, Four Hundred Seventy-Five Thousand and NO/100 Dollars ($2,475,000.00), Landlord will provide Tenant at Landlord’s cost an Owner’s Policy of title insurance with a Leasehold Endorsement for the Use Area and the Expanded Use Area (“Leasehold Title Policy”) insuring Tenant’s interest in the amount of Three Million, Three Hundred Thousand and no/100 Dollars

($3,300,000.00), subject only to (a) Schedule B-II Exceptions 1–9 and 11-20, (except Landlord will provide a standard title affidavit describing any matters known to Landlord), (b) taxes, assessments or other obligations that are Tenant’s responsibility under the Lease, (c) any restrictions required as part of the EPA Consent Decree Case No. CIV 97 0206 dated March 3, 2000, as it may be modified from time to time (“EPA Consent Decree”), and (d) the Surviving Agreements as described in Section 2.3(C) below. Tenant shall comply with all Title Policy requirements applicable to Tenant, and Landlord will comply with Title Policy requirements applicable to Landlord. Landlord will pay the cost of the Leasehold Title Policy, the cost of filing of the National City fixture filing termination, and the cost of discharging the New Mexico Department of Workforce lien. The parties will share the closing fee.
Article 2. CONVEYANCE
Section 2.1 Conveyance of Use Area and Expanded Use Area.
     If Tenant is not then in default under this Lease, Tenant shall be entitled to a conveyance of the Use Area and Expanded Use Area at any time during the Term, upon sixty (60) days prior written notice to Landlord, for the consideration of One Dollar ($1.00), so long as the full amount of Rent described in Section 3.1 below has been paid, other payments or obligations of Tenant under this Lease are current and paid through the date of conveyance, and Tenant is otherwise in compliance this Lease. Such conveyance shall be subject to the Surviving Agreements described in Section 2.3(C) below. At the end of the Lease Term, if Tenant is not in default, the Use Area and Expanded Use Area will be conveyed to Tenant in accordance with Section 2.3 below.
Section 2.2 Termination of Prior Option to Purchase.
     The terms of this Article 2 supersede and replace the Option to Purchase described in Paragraph 21 of the Initial Lease.
Section 2.3 Conveyance Provisions.
(A)	Tenant acknowledges that it is satisfied with the Leasehold Title Policy and that Landlord is responsible for nothing in the state of title as disclosed in the Leasehold Title Policy, except for discharge of any liens, mortgages, or security interests now or hereafter placed on the Use Area or Expanded Use Area by Landlord or Landlord’s agents prior to delivery of any conveyance. Upon Closing, Tenant will accept title to the Use Area and Expanded Use Area in the condition reflected in the Leasehold Title Policy subject to (a) taxes, assessments or other obligations that are Tenant’s responsibility under the Lease, (b) any restrictions required as part of the EPA Consent Decree Case No. CIV 97 0206 dated March 3, 2000, as it may be modified from time to time (“EPA Consent Decree”), (c) the Surviving Agreements as described in Section 2.3 (C) below, and (d) acts or omissions of persons other than Landlord or Landlord’s agents arising after the date of the Leasehold Title Policy. The conveyance shall be by special warranty deed in a form reasonably required to transfer title to the Use Area and Expanded Use Area. Tenant acknowledges and agrees that Landlord is responsible for only those things in the state of title after the date of the Leasehold Title Policy that are caused or created by the Landlord or Landlord’s agents without the Tenant’s consent, approval or permission.

(B)	At the time of closing of the conveyance of the Use Area and Expanded Use Area, Landlord shall provide a survey and legal description of the Use Area and Expanded Use Area together with an Endorsement to terminate the Leasehold Endorsement such that Tenant will have an Owners’ policy of title insurance with standard exceptions subject to all matters described in Section 2.3(A) above. Tenant shall be responsible for compliance with all Title Policy requirements pertaining to Tenant as Grantee and any requirements of Tenant’s lender, if any. To the extent the current legal description is required to be modified at the time of conveyance by virtue of applicable law, regulations or ordinances, Landlord shall bear the cost of such modifications. The parties shall cooperate in any subdivision required by applicable law or ordinance and shall share equally the cost of any required subdivision. There shall be no proration of taxes or utilities as Tenant is responsible for such costs under the Lease. Tenant shall be responsible for all other closing costs involved in the conveyance, including but not limited to Tenant’s attorney fees, recording fees, documentary stamps, title company closing fees, updated title costs and costs associated with the Endorsement to terminate Leasehold Endorsement, and other closing costs typically required under then current law and practice. Notwithstanding the foregoing, Landlord shall pay, and Tenant shall not be responsible for Landlord’s attorney’s fees, the cost of the survey and legal description of the Use Area and Expanded Use Area, and half the cost of any required subdivision. The parties shall execute all other documents reasonably required to effect the conveyance, including any disclosure, certificate, resolution, transfer or other documents required by then applicable law or practice.

(C)	To the extent that activity under the EPA Consent Decree continues at the Premises, the Indemnity Agreement described in Paragraph 35 of the Initial Lease, the Declaration described in Paragraph 14 of the Initial Lease, the land use restrictions described in Paragraph 9 of the Initial Lease, the First Amendment and the Declaration of Covenant shall continue in effect during the term of this Lease and shall survive conveyance of all or any portion of the Premises (“Surviving Agreements”). Except to the extent of the Surviving Agreements, Section 1.2 above, and any other provisions of the Lease stated to survive, including, without limitation, at Section 2.3(D) and Article 4 below, upon conveyance of the Use Area and Expanded Use Area, this Lease shall terminate and Landlord shall be relieved of all liability under this Lease.

(D)	At closing, Tenant will be purchasing the Use Area and Expanded Use Area in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition and the acknowledgements and waivers of Tenant set forth in Section 1.2 above and paragraph 5(j) of the Initial Lease, and the indemnification provisions of paragraph 16 of the Initial Lease shall survive closing.
Section 2.4. Other Parcels.
     The parties have entered into a separate agreement pertaining to potential future conveyance of the Non-Use Area, the Off Site Parcel or Tract B-2.

Article 3. RENT AND OTHER CHARGES
Section 3.1. Rent
     Rent under this Lease in the total amount of $3,300,000.00 shall be paid as follows:
(A)	No later than the Commencement Date, Tenant shall pay Landlord as Rent the sum of Two Million, Four Hundred Seventy-Five Thousand and no/100 Dollars ($2,475,000.00) in immediately available funds.

(B)	On the first day of the 12th month, 24th month and 36th month of the Term, Tenant shall pay Landlord as additional Rent the sum of Two-Hundred Seventy-Five Thousand 00/100 Dollars ($275,000.00) for an additional Rent total of Eight Hundred Twenty-five Thousand and no/100 Dollars ($825,000.00).

(C)	The Rent obligations of Tenant set forth in this Section 3.1 shall supersede and replace the Rent obligations of Tenant set forth in Paragraph 2 of the Initial Lease and Five Year Extension effective as of the Commencement Date. Rent and other obligations of Guarantor under the Five Year Extension shall be paid current through the day prior to the Commencement Date.

(D)	No portion of the Rent shall be refundable to Tenant under any circumstances and all Rent shall be deemed fully earned at the time of payment regardless of whether Tenant continues in possession of the Premises for the entire Term. Tenant hereby acknowledges that Rent is non-refundable and waives, releases, relinquishes and discharges any claim to the contrary. The waivers set forth in Paragraph 20 of the Initial Lease remain in full force and effect.

(E)	Notwithstanding the foregoing, Tenant shall continue to have the right to assign this Lease or sublet the Premises as described in Paragraph 10 of the Initial Lease.
Section 3.2. Operating Expenses, Real Estate Taxes; Utilities; Improvements, Maintenance and Repairs.
     The obligations of Tenant for payment of all real estate taxes, operating expenses, repairs, maintenance, improvements and utilities set forth in Paragraphs 3, 4, 5, 13 and elsewhere in the Initial Lease shall continue in full force and effect. Tenant acknowledges that this is a net Lease and Tenant shall be and remain at all times during the Term responsible for payment of all real estate taxes and assessments, insurance, operating expenses, utilities, repairs, maintenance, alterations and improvements pertaining to the Premises.
Article 4. ENVIRONMENTAL PROVISIONS
     The parties agree that the environmental provisions of the Initial Lease, the First Amendment and ancillary documents including the Declaration and Reservation, the Indemnity Agreement and the Declaration of Covenant shall remain in full force and effect during the Term and shall survive the conveyance to the extent provided in Section 2.3(C) above. Tenant will defend, indemnify and hold Landlord harmless from any and all liability arising out of use of the Premises by Tenant or Guarantor as Tenant’s predecessor or their respective agents, contractors, employees, customers, invitees, guests, transferees, successors or assigns, including any further environmental contamination at the Premises or damage to monitoring wells or damage to the environmental condition of the Premises that is caused or exacerbated by Tenant or Guarantor as Tenant’s predecessor or their respective agents, contractors, employees, customers, invitees, guests, transferees, successor or assigns.
Article 5. EFFECT; LIMITS ON INDEMNIFICATION
Section 5.1 The terms of this Extension supersede and replace any contrary provision of the Initial Lease and First Amendment. Guarantor’s rent and other obligations shall remain through the day prior to the Commencement Date, and the Five Year Extension shall terminate on the Commencement Date. The Initial Lease and First Amendment as amended by this Extension remain in full force and effect, including, but not limited to paragraphs 18 and 19 of the Initial Lease concerning Default and Remedies. This Extension, the Initial Lease, the First Amendment and the documents referenced therein contain all of the representations and understandings of the parties with respect to the subject matter of this Lease and the conveyance of the Use Area and Expanded Use Area, and supersede any prior letter of intent or other written or oral agreements with respect to the Lease and conveyance of the Use Area and Expanded Use Area. This Lease may be modified only by an agreement in writing signed by each party. The terms of this Lease shall be binding on the parties and their respective transferees and successors, and to the extent permitted by Paragraph 10 of the Initial Lease, their assigns. The parties acknowledge that Landlord may transfer its interest in the Premises subject to the terms of this Lease.
Section 5.2 Paragraph 16(b) of the Initial Lease is amended to read as set forth immediately below, and, as thus amended, applies to all indemnification provisions in the Lease, including, without limitation, all indemnification provisions in agreements and instruments attached as exhibits to the Lease:
     (b) Notwithstanding any other term or condition of the Lease, including as it has been or may be from time to time amended, or any related documents, to the extent, if at all, that any provision requiring one party to indemnify, hold harmless, insure or defend another party (including such other party’s employees or agents) contained in the Lease is found to be within the scope of NMSA 1978, § 56-7-1 (2005), as amended from time to time, or in any way subject to, or conditioned upon consistency with, the provisions of NMSA (1978) § 56-7-1 (2005), as amended from time to time, for its enforceability, then such provision, regardless of whether it makes reference to this or any other limitation provision, shall not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee or additional insured, as the case may be, its officers, employees or agents, and shall be further modified, if required by the provisions of NMSA 1978, § 56-7-1(B) (2005), as amended from time to time. Further, notwithstanding any other term or condition of this Lease, to the extent, if at all, that any agreement, covenant or promise to indemnify another party (including such party’s employees or agents) contained in the Lease or in any related documents is found to be within the scope of NMSA 1978, § 56-7-2 (2003), as amended from time to time, or in any way subject to, or conditioned upon consistency with, the provisions of NMSA 1978, §56-7-2 (2003), as amended from time to time, for its enforceability, then regardless of whether it makes reference to this or any other limitation provision, such agreement, covenant or promise is not intended to, and it does not, indemnify such indemnitee against loss or liability for damages arising from:
     (a) the sole or concurrent negligence of such indemnitee or the agents or employees of such indemnitee;
     (b) the sole or concurrent negligence of an independent contractor who is directly responsible to such indemnitee; or
     (c) an accident that occurs in operations carried on at the direction or under the supervision of such indemnitee, an employee or representative of such indemnitee, or in accordance with methods and means specified by such indemnitee or the employees or representatives of such indemnitee.
Article 6. MEMORANDUM OF EXTENSION
     This Extension shall not be recorded. Upon execution of this Extension, the parties shall sign and record a Memorandum of this Extension pertaining to the 12 Acre Parcel in the form attached hereto as Exhibit “C”. Landlord shall place a Memorandum of Termination of Lease Extension and Amendment Agreement in escrow as described in Article 9 below.
Article 7 NO BROKER
     Each party represents to the other that it has not engaged a real estate broker with respect to this Extension. Each party agrees to indemnify and hold harmless the other party from and against any and all claims, losses, damages, costs or expenses of any kind of character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on its behalf with any broker or finder in connection with this Lease or the transaction contemplated hereby.
Article 8. GUARANTY
     By signing this Extension, Guarantor guarantees to Landlord the full, prompt and complete performance of the Lease by Tenant, and payment of all amounts owing under the Lease by Tenant including, without limitation, those obligations that survive closing in accordance with the Guaranty attached as Exhibit B.
Article 9. ESCROW
     Upon full execution of this Agreement, Landlord shall place in escrow with Zia Trust

Company, Albuquerque, New Mexico a fully executed Special Warranty Deed to the Use Area and Expanded Use Area (except that the legal description will be modified pursuant to Section 2.3(B)) together with a fully executed Memorandum of Termination as described in Article 6 above, to be delivered to Tenant upon closing of the Conveyance described in Sections 2.1, 2.2 and 2.3 above and compliance by Tenant with all other obligations of Tenant under the Lease. The form of Escrow Agreement shall be subject to Landlord and Tenant’s reasonable approval. All costs of the escrow shall be borne by Tenant.
The parties have executed this Extension effective on the day and year first above written.

TENANT: 9621 COORS, L.L.C. a New Mexico limited liability company
By:
William J. Melloy
Its: Manager

GUARANTOR: ALBUQUERQUE MOTOR COMPANY INC. a New Mexico corporation
By:
Patrick C. Melloy
Its: President

[signatures continue on following page]

LANDLORD: SPARTON TECHNOLOGY, INC. a New Mexico corporation
By:

Its:

Exhibit “A” to Extension (“12 Acre Parcel”)
Land in Bernalillo County, New Mexico described as follows:
Beginning for a tie, at the U.S.L.O marker on the South Boundary of the Town of Alameda Grant which is a point common to Section 13, Township 11 North, Range 2 East, and Section 18, Township 11 North, Range 3 East, N.M.P.M., thence East 1522.50 feet along the South boundary of the Town of Alameda Grant to a point on the West Right-of-Way of State Road 448, thence North 40° 40’ East, 3930.15 feet along the Right-of-Way of State Road 448 to the point of beginning, thence N 40° 40’ East, 660.00 feet along the Right-of-Way of State Road 448 to the Northeast corner, thence North 55° 23’ West, 723.23 feet to the Northwest corner; thence South 40° 40’ West, 793.63 feet to the Southwest corner, thence South 65° 36’ East, 749.19 to the Southeast corner and point of beginning.

1

Exhibit “A-1” to Extension
(Sketch of Use Area, Tract B-2, Non-Use Area and Expanded Use Area)

A-1

Exhibit “B” to Extension
GUARANTY
     Capitalized terms in this Guaranty not otherwise defined shall have the meanings ascribed to them in the Lease Extension and Amendment Agreement effectively dated May 1, 2010 (the “Extension”) between 9621 Coors L.L.C., a New Mexico limited liability company, as tenant (“Tenant”), and Sparton Technology, Inc., a New Mexico corporation, as landlord (“Landlord”).
     As a material inducement to Landlord to enter into the Extension, the undersigned Albuquerque Motor Company, Inc. d/b/a Melloy Dodge (“Guarantor”) hereby unconditionally and irrevocably guarantees the complete and timely performance of each obligation of Tenant under the Lease, including those obligations that survive the closing and including full, prompt and timely payments of all amounts owing under the Lease by Tenant. This Guaranty is an absolute, primary, continuing, unconditional and general guaranty of payment and performance and is independent of Tenant’s obligations under the Lease. Guarantor shall be primarily liable, jointly and severally, with Tenant. Guarantor waives any right to require Landlord to (a) join Tenant with Guarantor in any suit arising under this Guaranty, (b) proceed against or exhaust any security given to secure Tenant’s obligations under the Lease, or (c) pursue or exhaust any other remedy in Landlord’s power. Landlord may, with notice but without demand and without affecting Guarantor’s liability hereunder, from time to time, compromise, extend or otherwise modify any or all of the terms of the Lease. Guarantor hereby waives all demands for performance, notices of performance, and notices of acceptance of this Guaranty. The liability of Guarantor under this Guaranty will not be affected by (1) the release or discharge of Tenant from, or impairment, limitation or modification of, Tenant’s obligations under the Lease in any bankruptcy, receivership, or other debtor relief proceeding, whether state or federal and whether voluntary or involuntary; (2) the rejection or disaffirmance of the Lease in any such proceeding; or (3) the cessation from any cause whatsoever of the liability of Tenant under the Lease. Guarantor shall pay to Landlord all costs incurred by Landlord in enforcing this Guaranty (including reasonable attorneys’ fees and expenses). The obligations of Tenant under the Lease to execute and deliver estoppel statements, as therein provided, shall be deemed to also require the Guarantor hereunder to do so and provide the same relative to Guarantor following written request by Landlord in accordance with the terms of the Lease.

GUARANTOR: ALBUQUERQUE MOTOR COMPANY INC. d/b/a Melloy Dodge
By:

Its:

B-1